EXHIBIT 99.1

PRESENTATION

CORPORATE PARTICIPANTS

Tom Hodgson
Magna Entertainment Corp. — President and CEO

Blake Tohana
Magna Entertainment Corp. — EVP, CFO

CONFERENCE CALL PARTICIPANTS

Tim Rice
Rice Volker — Analyst

Peter Sklar
BMO Nesbitt Burns — Analyst

Tony Campbell
Knott Partners — Analyst

Bill Ordine
Baltimore Sun — Reporter

Ryan Worst
Brean Murray — Analyst

Anoop Prihar
GMP Securities — Analyst

Ryan Connelly
Star Banner News — Reporter

Steve Velgot
Cathay Financial — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Magna Entertainment third quarter results conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded Wednesday, November 9th, 2005. If at any time during the conference you need to reach an operator please press the star followed by a zero. I would now like to turn the conference over to Tom Hodgson, President and Chief Executive Officer at Magna Entertainment. Please go ahead, sir.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Thank you Cardine (ph). Good morning, ladies and gentlemen, and thank you for taking the time to participate in our conference call this morning to discuss third quarter results. My name's Tom Hodgson, President and CEO of the Company and I'm joined this morning by Blake Tohana, our Executive Vice President and Chief Financial Officer. In a few minutes I will ask Blake to review the third quarter financial results and then we'll open the call to questions. Let me begin as usual by reminding you that this call will include forward-looking statements within the meaning of applicable securities legislation. Rather than read the disclaimer to you, I'll refer you to this morning's press release which includes the disclaimer at the end of the text.

Then let me also acknowledge that we delayed the timing of our earnings release and this conference call by a week. We were engaged in the late stages of some deal discussions which we anticipated being able to complete within the week and which I wanted the opportunity to discuss with you this morning. One of those deals was announced last Thursday and one was announced this morning. I want to discuss these with you and a number of other recent developments. We announced in July this year the recapitalization plan pursuant to which we identified the target of selling $150 million in non-strategic assets of over a 12-month period to reduce the Company's debt levels and to strengthen the balance sheet. In September we closed the sale of a management contract for Colonial Downs Racetrack for $10 million. And in October we closed the sale of Flamboro Downs, a harness track in Ontario, for approximately $64 million. Last week we announced an agreement to sell 157 acres of residential land adjacent to the Palmetto's Training Center to Toll Brothers for $51 million. This deal is subject to due diligence but is expected to close in the first quarter of 2006. With other initiatives we are pursuing I expect we will comfortably exceed the $150 million target by June 30, 2006.

As you also know from listening to our previous conference calls, we've been pursuing for some time discussions with potential gaming partners. These discussions have involved a large number of industry players and have covered the range of management agreements, out right sales to 50/50 joint venture to variations on all of these. With respect to the Meadows, our harness track in Pennsylvania, these discussions culminated late last night with an announcement of an agreement with the Millennium Oaktree Capital Group to sell them The Meadows for $225 million subject to have normal closing conditions. It was not an easy decision to sell The Meadows but one we concluded was the right decision in terms of maximizing return to our shareholders. Because of the $50 million license fee in Pennsylvania and the anticipated capital cost to construct a new racino which we estimated at about $200 million, this was really almost a half billion dollars decision. We're owed 250 million to keep The Meadows or sell it for $225 million. With the projected returns that we could see and given the pending opportunities for gaming in Florida and elsewhere, we concluded the sale of The Meadows was in the Company's best interest. At the same time we will remain involve in The Meadow's racing operations with a minimum five-year management agreement.

I want to be very clear that The Meadows sale does not mean that we are walking away from gaming. On the contrary, we're opening a new casino at Remington Park in Oklahoma City at the end of this month, 100% MEC owned. And the sale of The Meadows positions us much more strongly to maintain full ownership of the future Gulfstream Park Casino and other racino opportunities down the road. As for Gulfstream I want to say we were very gratified to receive notice last Friday that Florida Governor Jeb Bush has called a special session of the Florida Legislature for December 4th this year to enact legislation with respect to Medicaid and with respect to gaming at certain Parimutuel facilities in Broward county where Gulfstream Park is located. While it is too early to speculate on precisely what the legislation will contain we are heartened that the state is taking action.

While we are on Gulfstream let me also try to answer some questions I've received from some of you recently. Number one, hurricanes. Gulfstream was affected by four hurricanes this year, mostly recently Hurricane Wilma, which did considerable damage to the site. Beyond the direct damage, there has been severe disruption to the labor force with power outages and gas rationing. Things are returning to normal and we will be open for business in the first week of January. Number two. We recently announced the signing of a joint venture agreement with Forest City Enterprises to develop the Villages of Gulfstream Park, a mixed use, commercial, residential and entertainment venue covering some 55 acres generally located to the west of the clubhouse going down to US 1. We would expect to break ground on this development in the second or third quarter of 2006 once the rezoning has been agreed and we would then be looking at 12 to 18 months to construct Phase I of the development.

With that, I would now like to turn the call over to Blake Tohana to review the third-quarter financial results before we open the floor over to questions. Blake?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

Thanks, Tom, and good morning, everyone. Today I am going to review our financial results for the third quarter and nine months ended September 30, 2005. To begin with, I would like to note that our financial results for the third quarter of 2005 reflect a full quarter's operations for all of MEC's racetracks and related parimutuel operations but do not include the operations of Day Meadows and Multnomah Greyhound Park which were included in the comparative results for the third quarter of 2004 as their leases expired on December 31, 2004. The comparative results for the third quarter and nine months ended September 30, 2004 have been restated to reflect only continuing operations. Discontinued operations for both 2004 and 2005 reflect the results of Flamboro Downs, the sale of which was completed on October 19, 2005 and Maryland Virginia Racing Circuiting, the sale that was completed on September 30, 2005.

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year. Let me remind you that our financial results are in U.S. dollars. Now let's turn to the specific results of our third quarter and nine months ended September 30, 2005. For the third quarter of 2005, our consolidated revenues from continuing operations were $83 million, a decrease of $12 million or 12% compared to the same period of 2004. Our core racing business generated revenues of $76 million for the third quarter of 2005, a decrease of $13 million or 15% compared to the same period of 2004. The decrease in racing revenues was primarily due to a decrease of $13 million at our California operations, due to the expiree of the Day Meadows lease on December 31, 2004, which contributed $13 million in revenues during the third quarter of 2004 and a decrease of $1 million at our southern U.S. operations primarily due to decreased revenues at Lone Star Park as a result of lower attendance and field size in the current quarter and decreased revenues at Remington Park due to a change from day to night racing in preparation for the opening of its casino facility.

These declines in racing revenues were partially offset by a $1 million increase in revenues at our European racing operations primarily due to increased account wagering activity through MagnaBet and revenue growth at Magna Racino. Our real estate and other operations generated revenues of $7 million for the third quarter of 2005, an increase of two million dollars compared to the same period of 2004. This increase was primarily due to additional golf and other revenues generated from the renewal of certain golf club access agreements which were not in place during the third quarter of 2004. For the nine months ended September 30, 2005, our consolidated revenues from continuing operations were $498 million, a decrease of $73 million or 13% compared to the same period of 2004.

Our core racing business generated revenues of $477 million for the nine months ended September 30, 2005, a decrease of $64 million or 12% compared to the same period of 2004. The decrease in racing revenues was primarily due to a decrease of $61 million at our California operations due to the expiree of the Bay Meadows lease which contributed $47 million in revenues during the prior-year period, a change in the racing calendar at Golden Gate Fields whereby live race days have been shifted to the fourth quarter of 2005 and lower attendance and wagering at Santa Anita Park as a result of significant rainfall in Southern California during the early part of 2005. A decrease of $6 million at our Florida operations due to lower attendance and revenues at Gulfstream Park due to di — due to the disruption caused by the redevelopment project and the 2005 live race meet being conducted at our temporary facilities. A decrease of $4 million at our southern U.S. — U.S. operations primarily due to lower attendance and wagering at Lone Star Park as a result of lower field size and increased competition from nearby casinos and a decrease of $2 million at our northern U.S. operations due the — due to the expiree of the Multnomah Greyhound Park lease on December 31, 2004.

These declines in racing revenue were partially offset by a $4 million increase in our Maryland operations due to record-setting Preakness results in May 2005 and the completion of our new turf track at Laurel Park which has resulted in — in increased field size and handle. A $4 million increase at our European operations due to increased account wagering activity through MagnaBet and the opening of Magna Racino during the second quarter of 2004 and a $2 million increase at our technology operations due to increased account wagering activity through XpressBet and advertising revenue growth at HRTV. Our real estate and other operations generated revenues of $21 million for the nine months ended September 30, 2005, a decrease of $9 million compared to the same period of 2004. This decline is primarily due to a reduction in revenues from non-core real estate sales as we sold four such properties during the prior-year period which generated revenues of $16 million compared to no sales of non-core real estate in the current-year period. This decrease is partially offset by an $8 million increase in golf and other revenues primarily due to the previously noted renewal of certain golf club access fee agreements in November 2004 and increased live sales from our European residential housing business.

For the third quarter of 2005, our EBITDA loss from continuing operations was $25 million, an improvement of $7 million compared to the same period of 2004. The EBITDA loss from our core racing business was $27 million for the third quarter of 2005, an improvement of $5 million compared to the same period of 2004. This EBITDA improvement was primarily due to a $3 million improvement at our European operations primarily due to cost reductions, a $2 million reduction in pre-development costs primarily related to higher costs incurred during the prior-year period in pursuit of alternative gaming opportunities and a $2 million improvement at our northern U.S. operations primarily due to the expiree of the Multnomah Greyhound — Greyhound Park lease on December 31, 2004 and income recognized at Portland Meadows in connection with a lease amendment executed in the current quarter.

EBITDA from our real estate and other operations was $2 million in the third quarter of 2005, an increase of $2 million compared to the same period of 2004 primarily due to the previously noted renewal of certain golf club access club fee agreements in November 2004. For the nine months ended September 30, 2005 our EBITDA loss from continuing operations was $10 million compared to an EBITDA loss of $18 million for the same period of 2004. The EBITDA loss from our core racing operations was $16 million for the nine months ended September 30, 2005 compared to an EBITDA loss of $26 million for the same period of 2004. The improvement in EBITDA was primarily due to an $18 million increase at our Florida operations due to a $26 million non-cash write down of long-lived assets in the prior year related to the Gulfstream Park redevelopment partially offset by lower revenues and higher costs at Gulfstream Park due to — due to to the disruption caused by the redevelopment project and the 2005 race meet being conducted at other temporary facilities. And a $3 million reduction in pre-development costs primarily related to higher costs incurred during the prior year period in pursuit of alternative gaming opportunities.

These EBITDA increases were partially offset by a $12 million decrease at our California operations due to the expiree of the Bay Meadows lease which con — contributed $4 million in EBITDA during the prior-year period, a change in the racing calendar at Golden Gate Fields whereby la — live race days have been shifted to the fourth quarter of 2005 and lower attendance and wagering at Santa Anita Park as a result of signif — significant rainfall in southern California during the early part of 2005. EBITDA from our real estate and other operations was $6 million for the nine months ended September 30, 2005, a decrease of $3 million from the comparable period 2004. This decrease was primarily due to the same factors noted previously which affected revenues including an EBITDA decrease of $10 million from sales of non-core real estate, partially offset by an EBITDA increase of $7 million from our golf and other operations. A reconciliation of EBITDA to GAAP financial mea — measures for the third quarter and nine months ended September 30, 2005 can be found in note 10 to our consolidated financial statements which were included in our press release issued earlier this morning.

For the third quarter of 2005 our net loss was $35 million, a $16 million improvement compared to the same period in 2004 and diluted loss per share improved $0.15 to $0.32 per share. Net loss from continued operations was $43 million for the third quarter of 2005, an $8 million improvement compared to the same period in 2004 and diluted loss per share from continuing operations improved $0.08 to $0.40 per share. These improvements were due to the previously noted EBITDA improvements and an income tax recovery recognized this quarter partially offset by increased interest expense as a result of increased borrowings.

Net income from discontinued operations was $8 million for the third quarter of 2005, a increase of $7 million compared to the same period of 2004, and diluted earnings-per-share from discontinued operations increased $0.07 to $0.08 per share. These increases were due to a $10 million pretax gain on disposition of Maryland Virginia Racing Circuit Inc. which was recorded during the third quarter of 2005. For the nine months ended 2005 our net loss was $66 million, an increase of $11 million compared to the same period of 2004, and diluted loss per share increased $0.10 to $0.61 per share. Net loss from continuing operations was $65 million for the nine months ended September 30, 2005, an increase of $8 million compared to the same period of 2004 and diluted loss per share from continue operations increased $0.08 to a loss of $0.61 per share. The increased loss was primarily due to increased interest expense, depreciation and income taxes.

Net loss and discontinued operations was less than $1 million for the nine months ended September 30, 2005 compared to net income of $3 million during the same period of 2004. This decrease is primarily due to a $12 million pretax write-down of the racing license of Flamboro Downs partially offset by a $10 million pretax gain on disposition of Maryland Virginia Racing Circuit Inc.

From a cash flow perspective we had total cash in-flows of $67 million for the third quarter of 2005. We received net proceeds of $56 million from borrowings with our parent company MI Developments Inc., $1 million from borrowing done to our senior secure — secured revolving credit facility, $1 million from the sale of real estate properties and fixed assets and $9 million from discontinued operations.

The cash generated during the current quarter ended September 30, 2005, was largely used for the following purposes. We invested $37 million in fixed and other assets principally related to the redevelopment project at Gulfstream Park and the build-out of the casino facility at Remington Park, used $33 million in operating activities and reduced long-term debt by $8 million. For the nine months ended September 30, 2005, we had total cash in-flows of $119 million, we received net proceeds of $76 million from borrowings with our parent company, $28 million from the issuance of long-term debt, $1 million from borrowing done to our senior secured revolving credit facility, $6 million from the sale of real estate properties and fixed assets and $9 million from discontinued operations.

The cash generated during the nine months ended September 30, 2005 was largely used for the following purposes. We invested $84 million in fixed and other assets principally related to the redevelopment projects at Gulfstream Park and Laurel Park and the build out of the casino facility at Remington Park. Used $49 million in operating activities and reduced long-term debt by $11 million. Looking at our cash position, our continuing operations had a cash balance of $36 million as of September 30, 2005, compared to $60 million at December 31, 2004. Our total assets were $1.4 billion as of September 30, 2005 including $88 million from discontinued operations. Our asset base included $978 million at real estate properties and fixed assets at book value. Total capitalization at September 30, 2005 consisted of $502 million of equity and $549 million of long-term debt and advances from our parent company. At of September 30, 2005 our long-term debt to total capitalization ratio was approximately 52%.

I would now like to turn this conference call back over to the operator for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question comes from the line of Steve Velgot at Cathay Financial. Please proceed.

Steve Velgot — Cathay Financial — Analyst

Yes, several questions actually. First I understand the strategic rationale and think it's the right one for selling The Meadows. I'm wondering how you arrived at the CapEx figure that you talked about of over $200 million as you know what would be necessary to put up the casino? And then second question I had concerns Gulfstream and whether or not this deal would potentially allow you to keep more of the economics down at Gulfstream than maybe otherwise? And I had a follow-up aft — after those two.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Steve, first of all, let me say that the — the CapEx figure that I quoted was a figure that we had — we — we — MEC had put together prior to entering into these negotiations. The — the track at The Meadows dates back to the 1970s, and when we looked at the site and we looked at the facilities we really concluded in the context of opening a Racino it had to be a complete tear down and, therefore, and the construction of a brand new facility that included not only the casino itself but also the — the grandstand and the — and the other — and — and the other operations ancillary to racing and in — including parking which, you know, is — is — is expensive in its own right, we came to a figure that was pretty close to 200. As it relates to your — and — and — and it may be that the — that the purchasers will — will build a facility that costs less than that. You know, I can't comment on that.

With respect to your second question, I think — I think you're absolutely correct in your interpretation. One of the reasons why we proceeded in this direction of an outright sale was to put us in a position where we could proceed with a casino operation at Gulfstream that might — might be 100% MEC owned as opposed to a partnership with — with somebody else. And if — and Steve, if you've got some follow-up questions, maybe we can ask you to sort of go to the back of the queue and — and — and allow some of the other people to ask questions and then we'll come back to you.

Steve Velgot — Cathay Financial — Analyst

Sure.

Operator

Okay, our next question comes from the line of Tim Rice at Rice Volker. Please proceed.

Tim Rice — Rice Volker — Analyst

Good morning. My question is related to California and specifically to the proposed Dixon Downs project. I'm somewhat concerned about the environment both for the racing industry and business in general out there and was just curious how you factored that into your decision to apparently try to go forward with that. Thanks.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Can you — can you just elaborate on the concerns that you're — you're — you're asking about?

Tim Rice — Rice Volker — Analyst

Well I — specifically I guess probably the biggest issue being workmen's — workers' compensation, the fact that a number of trainers are leaving the state for other racing jurisdictions because of the environment out there, Churchill's decision to sell Hollywood Park. I guess those would be some of the things I would cite.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Okay. Thanks. That — that helps. Listen, I — we certainly think that the California environment is very dynamic one, and — and, you know, as we are seeing pretty much everywhere in the country, the economics of the racing industry is being seriously affected by whether alternate gaming exists at the tracks or not. We've — we've said before and we continue to believe that there's no realistic prospect of alternative gaming at racetracks in California in the foreseeable future unless it's in the context of an agreement with the Indian tribes. And there are discussions ongoing between the industry and the governor's office and the industry tribes to see if there is a resolution there that makes sense to — to all three parties.

You know, I think it's worth noting that Churchill's sale of Hollywood prior to Bay Meadows does permit them to — to get back involved again in the event that the gaming comes within three years. We have been looking, you know, very carefully at — at what the prospects are in — in that market, including what happens if — obviously if gaming comes and what happens if gaming doesn't come. And with two tracks now, Hollywood in — in L.A. and — and Bay Meadows in San Francisco, both taking the public posture that they will probably pursue real estate development opportunities in the event that gaming doesn't come within a three-year period, we have — we have looked at that — what the ramifications of that would be for our two tracks, Golden Gate and Santa Anita, and I think it's — it's — it's fair to say that Dixon, further — further down the road, is — is — is kind of a contingency against what may happen in those major markets.

Operator

And does that answer your question, Mr. Rice?

Tim Rice — Rice Volker — Analyst

I guess just one other point. I — I guess my main concern is the small fields that we've been faced with, for instance, at Santa Anita and I — I totally agree and I guess most people would that if we have gaming out there it totally changes the landscape. But in the absence of that, it looks to me like the — the amount of money that would be involved in developing Dixon without gaming looks like a not so good proposition I guess. But I — that — that's —

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Well, I think you — you — you might well be right. And — and we're not about to invest substantial sums in — in Dixon unless we think that we're going to earn an appropriate return on our investment.

Tim Rice — Rice Volker — Analyst

Okay, great. Thanks a lot.

Operator

And our next question comes from the line of Peter Sklar at Nesbitt Burns. Please proceed.

Peter Sklar — BMO Nesbitt Burns — Analyst

Just a — first a couple of accounting questions. Related to the sale of The Meadows do you know what the cost basis would be there and what the potential gain would be?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

The approximate cost basis on The Meadows is about $52 million approximately.

Peter Sklar — BMO Nesbitt Burns — Analyst

And would there be a tax provision on the gain?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

At the end of December 2004, we had total loss carry-forwards of $157 million, those loss carry forward — are going to increase with the expected losses in 2005 so it's anticipated that the — the gain would be — would be — would be sheltered with NOL's from a federal perspective.

Peter Sklar — BMO Nesbitt Burns — Analyst

Okay. And on the — the — the transaction related to Colonial Downs where you have the gain, I believe it was $9.8 million, do you know what the after tax gain is?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

The after-tax gain was approximately just under $8 million.

Peter Sklar — BMO Nesbitt Burns — Analyst

Okay. And lastly, on — related to the development at — at Gulfstream, on your recent agreement with Forest City, I just want to confirm, is your contribution to the — to the development just going to be the land parcel? Is there any capital requirement on the — on the part of MEC?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Certainly we're contributing the lands on the basis of a long-term lease to the — to the — to the joint venture. We — we — we — we don't know but we don't anticipate the need to make any material additional capital investment. The — the expectation is that the project will be very substantially project financed. Forest City itself is making the capital — the — the — the cash injection that is anticipated to be required by way of — of — of additional equity in support of that project financing so we're not — we're not expecting to have — have to make any significant additional contribution.

Peter Sklar — BMO Nesbitt Burns — Analyst

Okay. And then on Phase — if I could call it Phase III of Gulfstream assuming that you do proceed with the development of a casino, do you have any ideas on what the capital requirements would be?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Well, it — it's really premature, Peter, because we don't know for sure how many machines we're going to have. But, you know, given the — given the fact that the clubhouse was — was designed with — with a — one wall at the end — in the south end that can be knocked out to expand into the casino operation, even a relatively large facility there, we would think is — is — is probably something under 200 million. So, you know, I — I — I'd rather you not, quote that number yet until we see what the legislation says and how many machines we get. But that's probably the — that's probably the order of magnitude.

Peter Sklar — BMO Nesbitt Burns — Analyst

Okay. Thanks very much.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Yep.

Operator

Our next question comes from the line of Tony Campbell at Knott Partners. Please proceed.

Tony Campbell — Knott Partners — Analyst

Good morning, congratulations, by the way. Could you just give us an update on how your operations in Aus — Austria are going and also maybe some color on your betting — internet betting operation as well?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Sure, Tony, thanks for the — thanks for the congratulations. I think we've been clear that the Austrian operations are — are — are going to be a long haul in terms of getting to profitability as it relates to the racino. We can give you — Blake can give you some specific figures in a second. We have had considerable success, and one of the reasons for having that operation in Europe was to exploit opportunities for international content distribution and wagering of U.S. horse racing content. We have a venture in Germany with a satellite TV channel called Premiere which has only been up and operating — the joint venture's only been up and operating a few — a few months. But it looks — looks extremely promising. And — and we are — we're looking at other opportunities in Europe. I would — I would hope we'd be in a position before the end of the year of announcing something else in — in Europe.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

Tony, the — the loss for the European operations was $4.5 million in the quarter which was $3.2 million better than the third quarter of 2004. And the — for the — for the year,ex — for the total outlook for 2005, as we said, before, we're expecting to reduce the loss in — in Europe compared to the prior year.

Tony Campbell — Knott Partners — Analyst

And how about you — the bet — the Internet betting, how about color on that?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

XpressBet in the U.S. and MagnaBet in Europe, I mean, I think they're both growing and, Blake you have any — any specific figures that we can share on that?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

Not — not — not on XpressBet specifically because XpressBet is included — included with HRTV but what we talked about part of the reason why the improved performance in Europe is that the — the growth of MagnaBet as it continues to — over the last number of months realized increased handle. XpressBet, the same way is experiencing growth as well. So both those — both those platforms are growing parts of our business.

Tony Campbell — Knott Partners — Analyst

I'm wondering if perhaps you could give us some — sort of a customer count just so we could keep track on how well you guys are doing there on a quarterly basis? I mean, how many customers do you have?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

A bunch. Tony, we'll — we'll give you some figures on our next call. I don't — I mean, maybe Blake's have any. I don't have any.

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

Tony, I — I think that the customers are relevant but I think the more relevant metric is handle and that's what — we do disclose handle on — on XpressBet in the 10-K on an annual basis.

Tony Campbell — Knott Partners — Analyst

        Okay. If you could do it on the release. Thanks a lot much, thanks a lot.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Thank you.

Operator

Our next call comes from the line of Bill Ordine at The Baltimore Sun. Please proceed.

Bill Ordine — Baltimore Sun — Reporter

Hello, gentlemen. Earlier in the year Magna had indicated that a major capital improvements at both Pimlico and Laurel, beyond what was already done at Laurel, were being suspended pending slots development in Maryland. Does what happened in — in Pennsylvania now, the — the sale there at The Meadows, does that signal that there might be additional capital improvements particularly at Pimlico?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I don't think the two — I don't think the subjects are related, Bill. Further capital investments in Maryland are — are, you know, if I — I summarize it simplistically are going to be a function of what success we have in getting slots legislation there. And obviously slots coming to Pennsylvania is — is a factor in — in terms of the attitude of the legislators there. But our sale of Pennsylvania isn't really in any way tied to what's going on there, what may be going on in Maryland.

Bill Ordine — Baltimore Sun — Reporter

Thank you.

Operator

Our next question comes from the line of Ryan Worst at Brean Murray. Please proceed.

Ryan Worst — Brean Murray — Analyst

Thanks, good morning, guys.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Morning.

Ryan Worst — Brean Murray — Analyst

Just — could you refresh my memory on what's included in — in Phase I at Gulfstream Park and also a detail, how the economics works for you?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Of the Forest City joint venture?

Ryan Worst — Brean Murray — Analyst

Yes.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I'm glad you asked that because I think there has been some confusion about that. I — I think that the sensible way to look at this project is that we have a joint venture with Forest City, the purpose of which in — in the — in the first instance is to achieve rezoning of what is currently a very large parking lot. And — and those rezoning discussions, you know, are — are underway now with — with the city, the county and the region. It will be a mixed use development. The first stage is likely to have something in the range of 400,000 square feet of retail including restaurants, 224 condo units, obviously there's provision in the layout for the — the construction of the casino although that's not — not specifically part of this joint venture, but in terms of the layout of the property, it's key. And the — the total capital cost of — of Phase I of the — of the Forest City JV is probably in the range of $200 to $230 million. The longer term prospects for — for Phase II and — and — and possibly a — a third phase are for a much larger overall development that — that could be as much as 900,000 square feet of retail, but it's really going to come down to designing the — the mixed use aspects of JV — there — there — there's a tradeoff obviously between how much retail you build, how much office you build, how much residential you build.

Ryan Worst — Brean Murray — Analyst

Okay. And would Magna generate revenue from the sale of the condos, and — and how much of that 200 to 230 million will be spent on the condo development?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I don't have that figure in front of me right now. Magna — MEC will generate revenues in two ways. One is as a result of payments with respect to the ground lease, and the other is as a 50/50 partner on the JV. The anticipated return for the — the — the JV by year four is a — is a — something close to a 10% return on — on total investment.

Ryan Worst — Brean Murray — Analyst

Okay, great, thank you.

Operator

Our next comes from the line of Anoop Prihar at GMP Securities. Please proceed.

Anoop Prihar — GMP Securities — Analyst

Morning, just a couple of questions. You indicated in the release this morning on The Meadows that the closing was subject to the granting of a license, what's your best guess as to timing there and who's paying for the license fee?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

The purchaser will be putting up the license fee.

Anoop Prihar — GMP Securities — Analyst

Okay.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

And our best guess would be late second quarter or — or third quarter of 2006.

Anoop Prihar — GMP Securities — Analyst

Okay. And just with respect to taxes, I know you talked about the NOL sheltering the sale of The Meadows. To date you've announced about $125 million in dispositions.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Right.

Anoop Prihar — GMP Securities — Analyst

Is it reasonable to assume that that 125 from a tax perspective can also be sheltered?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I think the answer to that is pretty much —

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

The — the answer to that Anoop is including — including the Palmetto's transactions and including The Meadows transaction that — that pretty much goes — would go through the — the tax losses at the end of — the end of this year.

Anoop Prihar — GMP Securities — Analyst

All right. That's what I wanted to hear. And just lastly the management fee that you anticipate collecting off of The Meadows, I know it's not going to come for a bit but order of magnitude, what — what would you put that number at?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

If I forced me I would say it's going to be in the range of 1 million to 2 million a year.

Anoop Prihar — GMP Securities — Analyst

1 to 2 million a year?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Yes.

Anoop Prihar — GMP Securities — Analyst

Okay, great thank you.

Operator

And our next question comes from the line of Ryan Connelly at Star Banner News. Please proceed.

Ryan Connelly — Star Banner News — Reporter

Good morning. My question involves ht e — the loan agreement that was announced on October 19th with BE&K Incorporated for additional construction funds at — for Gulfstream Park. Part of that included putting up land in Ocala as security. So my question is could you explain how Ocala figures into future plans for Magna Entertainment in regards to building a racing and gaming facility?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

It's very, very preliminary. I mean, this — we — the is obviously land that we own at Ocala. We own other property — other parcels of lands elsewhere. I think it's really premature to speculate on — on what the — the eventual build-out or — or future of that property might be.

Ryan Connelly — Star Banner News — Reporter

It's — but — but the land will be, I guess, encumbered, I guess, for a — for a period of time, is that — is that correct?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

It's pledged as security on this note and until such time as we repay the note, that's correct.

Ryan Connelly — Star Banner News — Reporter

Any — any timetable on that?

Blake Tohana — Magna Entertainment Corp. — EVP, CFO

Yeah, the term of the loan is roughly — roughly a year from — from the completion of when we draw down under. So it's not a long-term loan.

Ryan Connelly — Star Banner News — Reporter

Okay. And — and one last thing. I — I assume that there's some negotiations going on to obtain permits here in the area, specifically with Ocala breeder sales. Could you — could you enlighten me on how — on how those negotiations are, where they stand right now?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

I don't think I can.

Ryan Connelly — Star Banner News — Reporter

Okay. All right. Thank you.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Thanks.

Operator

Ladies and gentlemen, as a reminder, to register for a question please press the 1 followed by the 4.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Operator, perhaps we can just take one or two more questions so we can get back — so we can all get back to work.

Operator

All right. We have a follow-up question at Steve Velgot at Cathay Financial. Please proceed.

Steve Velgot — Cathay Financial — Analyst

Yes, I just — this is kind of a broad question but I was hoping you could give us all an update on different — either legislative developments or movements within say the state of Texas, Maryland, Ohio, just in terms of alternative gaming in those states, you know, without necessarily making any sort of forecast, just kind of an update on what's been happening in those states.

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Well, I certainly don't want to make any forecasts, but I can — I would tell you that the — that the tone of conversations is real — in — in — in each of the jurisdictions that you mentioned is — is certainly more constructive than — than might have been the case even six months ago. There — there is an initiative specifically underway in Texas, you know, which is targeted to legislation in 2007. You're — you're — you're aware of the steps that we've taken in Maryland. It's certainly much to early to adjust when and — when and if we're going to be successful there, but we are — we are encouraged by some of the — some of the developments there. And — and Ohio, yes, I mean, it's looking, you know, it's looking much more promising than it — than it did even a few months ago in terms of the prospects of alternative gaming, in our case the Thistledown in — in — in the next two or three years.

Steve Velgot — Cathay Financial — Analyst

And one other question. Tom, are you obligated to use some the proceeds from The Meadows to repay debt to MI Developments or do you have flexibility with what you do with the — the proceeds when that sale closes?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Well, Steve, as you know, our — our focus has been on — on debt reduction from asset sales and from initiatives like this. And, yes, in fact, we would have an obligation to use a portion of the proceeds to repay the MID loan as well as some of the — the senior credit loans.

Steve Velgot — Cathay Financial — Analyst

Okay, thank you.

Operator

Mr. Hodgson, does time permit to you take any further questions at this time?

Tom Hodgson — Magna Entertainment Corp. — President and CEO

Operator, I think we — we've covered pretty much everything that we wanted to cover. I really appreciate everybody taking the time and the interest to participate this morning. And we look forward to — to our next call with you. Thank you very much.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line. Thank you, and have a great day, everyone.